Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Oxbridge Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Warrants(3)	457(f)(1)	11,500,000	$0	$0	$110.20 per $1,000,000	$0
Equity	Common Stock(4)	457(f)(1)	19,996,564	$10.93	$218,562,444.52	$110.20 per $1,000,000	$24,085.58
Equity	Merger Consideration Warrants(5)	457(g)	7,595,045	-	-	-	-
Total Offering Amounts					$218,562,444.52		$24,085.58
Total Fees Previously Paid							$24,085.58
Total Fee Offsets							–
Net Fee Due							$0

(1)	Immediately prior to the consummation of the Business Combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Oxbridge Acquisition Corp., a Cayman Islands exempted company (“Oxbridge”), intends to effect a deregistration under the Cayman Islands Companies Act (as revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Oxbridge’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by Oxbridge (after the Domestication), the continuing entity following the Domestication, which will be renamed “Jet.AI Inc.” upon the effective time of the Domestication, as further described in the proxy statement/prospectus. As used herein, “Jet.AI” refers to Oxbridge after the Domestication and/or the consummation of the Business Combination, including after such change of name, as applicable.

(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Consists of 11,500,000 previously registered public warrants to be converted to Jet.AI Warrants in connection with the Business Combination with the shares of Jet.AI Common Stock underlying the warrants to be registered after closing of the Business Combination with any filing fees to be paid at that time.

(4)	The number of shares of common stock of Jet.AI being registered represents the sum of (i) 8,676,952 shares of Jet.AI Common Stock issued in connection with the Business Combination into which the Class A Ordinary Shares, Class B Ordinary Shares, Jet Token Common Stock, and Jet Token Preferred Stock will convert, (ii) 11,019,612 shares of Jet.AI Common Stock issuable upon exercise or vesting of the Merger Consideration Warrants, the Jet.AI RSU Awards, and the Jet.AI Options and (iii) the 300,000 Net Indebtedness Shares.

(5)

In accordance with Rule 457(g) under the Securities Act, the entire registration fee for the merger consideration warrants is allocated to the shares of Jet.AI common stock underlying the Merger Consideration Warrants into which the Jet Token Common Stock and Jet Token Preferred Stock will convert and upon exercise of the Jet. AI RSU Awards, and no separate fee is payable for the merger consideration warrants.